Medifast Announces First Quarter 2026 Financial Results

May 4, 2026
BALTIMORE – (BUSINESS WIRE)--Medifast (NYSE: MED), the metabolic health and wellness company known for its science-backed, coach-guided lifestyle system, today reported results for the first quarter ended March 31, 2026.
First Quarter 2026
•Revenue of $76.0 million, with revenue per active earning coach of $5,432
•Independent active earning coaches of 14,000
•Net loss of $2.1 million, or $0.19 per diluted share ("EPS")
•Cash, Cash Equivalents, and Investment Securities of $168.9 million with no debt
"We are encouraged by the continued progress we are seeing as we execute our metabolic health strategy, including a second consecutive quarter of year-over-year coach productivity growth, strong coach leadership advancement, and high field engagement. These are metrics that have historically been leading indicators of future growth. Backed by our differentiated science, coach-led model, and a disciplined approach to managing costs, we believe we are well positioned to drive improved performance through the remainder of 2026 and a return to sustainable, long-term growth in the years ahead,” said Dan Chard, CEO of Medifast.
First Quarter 2026 Results
First quarter 2026 revenue decreased 34.3% to $76.0 million from $115.7 million for the first quarter of 2025 primarily driven by a decrease in the number of active earning coaches. The total number of active earning coaches decreased 44.9% to 14,000 compared to 25,400 for the first quarter of 2025, primarily driven by continued pressure with client acquisition reflecting broader challenges in the operating environment, including rapid adoption of GLP-1 medications for weight loss. While the company continues its transformation to focus on metabolic health, it expects the number of active earning coaches to continue to decline in 2026. The average revenue per active earning coach was $5,432, compared to $4,556 for the first quarter last year, an increase of 19.2% which was driven by greater alignment of the company's network of coaches, prioritizing productive coaches and efficient coach network structures.
Gross profit decreased 38.6% to $51.8 million from $84.2 million for the first quarter of 2025. The decrease in gross profit was primarily attributable to lower sales volumes. The company's gross profit as a percentage of revenue was 68.1% compared to 72.8% for the first quarter of 2025. The decrease in gross profit as a percentage of revenue was primarily driven by the loss of leverage on fixed costs.
Selling, general, and administrative expenses (“SG&A”) decreased 35.6% to $55.1 million compared to $85.5 million for the first quarter of 2025. The decrease in SG&A was primarily due to a $16.2 million decrease in coach compensation on lower volume and fewer active earning coaches, a $5.6 million decrease in company-led marketing related expenses, a one-time $2.2 million gain on the sale of the company's Maryland Distribution Center building and land previously classified as held for sale, and a $2.0 million decrease in employee compensation resulting from the realignment of the employee base to lower revenue levels. As a percentage of revenue, SG&A decreased 150 basis points year-over-year to 72.4% of revenue, as compared to 73.9% for the first quarter of 2025. The decrease in SG&A as a percentage of revenue was primarily due to approximately 470 basis points of decreased company-led marketing related expenses and 240 basis points of one-time gain on the sale of the company's Maryland Distribution Center building and land previously classified as held for sale, partially offset by 620 basis points of loss of leverage on fixed costs due to lower sales volume.

The company's loss from operations for the period was $3.3 million compared to $1.3 million in the prior year period. As a percentage of revenue, loss from operations was 4.3% for the first quarter of 2026 compared to 1.1% in the prior year comparable period due to the factors described above impacting revenue and SG&A expenses.
Other income decreased 24.3% to $1.4 million from $1.8 million for the first quarter of 2025 primarily due to unrealized gains on the company's investment in LifeMD common stock in the prior year period. The company sold its investment in LifeMD during the quarter ended June 30, 2025.
Income tax expense for the period was $0.2 million, an effective rate of negative 9.3%, as compared to $1.3 million for the first quarter of 2025, an effective rate of 246.8%. Due to the existence of a full valuation allowance against its deferred tax assets recorded as of December 31, 2025, the Company calculated income tax expense for the current period based on actual results for the quarter. As a result, the Company’s income tax provision for the quarter reflects discrete items, primarily state income taxes. The decrease in the effective tax rate was primarily driven by the increased loss incurred in the March 31, 2026 period and the valuation allowance on the net deferred tax assets.
In the first quarter of 2026, the company's net loss was $2.1 million, or $0.19 per share, based on approximately 11.0 million shares of common stock outstanding compared to a net loss of $0.8 million, or $0.07 per diluted share, based on approximately 10.9 million shares of common stock outstanding in the prior year period.
Capital Allocation and Balance Sheet
The company’s balance sheet remains strong with cash, cash equivalents and investment securities of $168.9 million and no debt as of March 31, 2026, compared to $167.3 million in cash, cash equivalents and investment securities and no debt at December 31, 2025. Working capital as defined as current assets less current liabilities as of March 31, 2026 was $160.4 million, compared to $158.7 million of working capital at December 31, 2025.
Outlook
The company expects second quarter 2026 revenue to be in the range of $60 million to $80 million and second quarter 2026 loss per share to be in the range of $0.50 to $1.00. The company expects full year 2026 revenue to be in the range of $270 million to $300 million and full year 2026 loss per share to range from $1.55 to $2.75.
Conference Call Information
The conference call is scheduled for today, Monday, May 4, 2026 at 4:30 p.m. ET. The call will be broadcast live over the Internet, hosted on the Investor Relations section of Medifast’s website at www.MedifastInc.com or directly at https://viavid.webcasts.com/starthere.jsp?ei=1759153&tp_key=64a2fbe076 and will be archived online and available through August 4, 2026. In addition, listeners may dial (201) 389-0879 to join via telephone.
A telephonic playback will be available from 7:30 p.m. ET, May 4, 2026 through May 11, 2026. Participants can dial (412) 317-6671 and enter passcode 13759893 to hear the playback.
About Medifast®:
Medifast (NYSE: MED) is the metabolic health and wellness company known for its science-backed, coach-guided lifestyle system. Designed to help address the challenges of metabolic dysfunction, the company’s holistic approach integrates personalized plans, scientifically developed products and a framework for habit creation — all supported by a dedicated network of independent coaches.
Driven to improve metabolic health through advanced science and comprehensive behavioral support, Medifast has introduced Metabolic Synchronization®, a breakthrough science that reverses metabolic dysfunction through a targeted reset. Research demonstrates the company’s comprehensive system activates strong and targeted fat burn to enhance metabolic health and body composition by reducing visceral fat, preserving lean mass and protecting muscle integrity.
Backed by more than 40 years of clinical heritage, Medifast continues to advance its mission of Lifelong Transformation, Making Healthy Lifestyle Second Nature®. For more information, visit Medifastinc.com.
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Forward Looking Statements
Please Note: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by use of phrases or terminology such as “intend,” “anticipate,” “expect” or other similar words or the negative of such terminology. Similarly, descriptions of Medifast’s objectives, strategies, plans, goals, outlook or targets contained herein are also considered forward-looking statements. These statements are based on the current expectations of the management of Medifast and are subject to certain events, risks, uncertainties and other factors. Some of these factors include, among others, Medifast's inability to maintain and grow the network of independent coaches; industry competition and new weight loss products, including weight loss medications such as GLP-1s, or services; Medifast’s health or advertising related claims by clients; Medifast's inability to continue to develop new products; effectiveness of Medifast's advertising and marketing programs, including use of social media by coaches; effectiveness of the Company's strategic pivot towards metabolic health; the departure of one or more key personnel; Medifast's inability to protect against online security risks and cyberattacks; competitors use of artificial intelligence to make their offer more competitive; risks associated with Medifast's direct-to-consumer business model; disruptions in Medifast's supply chain; product liability claims; Medifast's planned growth into domestic markets including through its collaboration with LifeMD, Inc.; adverse publicity associated with Medifast's products; the impact of existing and future laws and regulations on Medifast’s business; fluctuations of Medifast's common stock market price; increases in litigation; actions of activist investors; the consequences of other geopolitical events, overall economic and market conditions and the resulting impact on consumer sentiment and spending patterns; and Medifast's ability to prevent or detect a failure of internal control over financial reporting. Although Medifast believes that the expectations, statements and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and other filings filed with the United States Securities and Exchange Commission, including its quarterly reports on Form 10-Q and current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.
Investor Contact:
Medifast, Inc.
Steven Zenker
InvestorRelations@medifastinc.com
(443) 379-5256

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(U.S. dollars in thousands, except per share amounts)

	Three months ended March 31,
	2026	2025

Revenue	$76,044	$115,728
Cost of sales	24,288	31,483
Gross profit	51,756	84,245

Selling, general, and administrative	55,051	85,507

Loss from operations	(3,295)	(1,262)

Other income
Interest income	1,379	1,301
Other income (expense)	(25)	487
	1,354	1,788

Income (loss) before provision for income taxes	(1,941)	526

Provision for income taxes	181	1,298

Net loss	$(2,122)	$(772)

Loss per share - basic	$(0.19)	$(0.07)

Loss per share - diluted	$(0.19)	$(0.07)

Weighted average shares outstanding
Basic	11,006	10,948
Diluted	11,006	10,948

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(U.S. dollars in thousands, except par value)

	March 31, 2026	December 31, 2025

ASSETS
Current Assets
Cash and cash equivalents	$71,529	$89,303
Inventories, net	21,403	20,228
Investments	97,417	77,970
Prepaid expenses and other current assets	6,965	9,066
Total current assets	202,630	201,683

Property, plant and equipment, net of accumulated depreciation	29,643	31,230
Right-of-use assets	12,921	7,232
Other assets	6,852	7,828

TOTAL ASSETS	$252,046	$247,973

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$38,264	$38,359
Current lease obligations	3,920	4,603
Total current liabilities	42,184	42,962

Lease obligations, net of current lease obligations	12,181	6,091
Total liabilities	54,365	49,053

Stockholders' Equity
Common stock, par value $.001 per share: 20,000 shares authorized;
11,119 and 10,991 issued and outstanding
at March 31, 2026 and December 31, 2025, respectively	11	11
Additional paid-in capital	41,488	40,406
Accumulated other comprehensive income	33	234
Retained earnings	156,149	158,269
Total stockholders' equity	197,681	198,920

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$252,046	$247,973